Echo Automotive Announces Third Quarter Results and Provides Business Update

  Continues Progress on EchoDrive™ Pilot Program and Reaffirms Expectations of Commercial Rollout in Mid-2014 with Volumes to Increase into 2015

Scottsdale, AZ--(MARKETWIRED—November 15, 2013) – Echo Automotive, Inc. (OTCQB: ECAU) (“Echo Automotive”, “Echo” or the “Company”) a developer of technologies enabling the cost-effective aftermarket addition of fuel-efficient plug-in hybrid capability to new and existing vehicles, today announced financial and operating results for the three and nine months ended September 2013 and distributed a letter to its shareholders, a copy of which is posted on the Company’s website.

“We continue to make strides toward the commercial rollout of our EchoDrive™ aftermarket plug-in hybrid system in mid-2014. We have established a national installation and service infrastructure of more than 1,800 locations to ensure fleet operators will have easy access to certified-support for their EchoDrive-enabled vehicles, which is an important milestone critical to our planned commercial launch. Our marketing efforts are well received and industry and market awareness is growing. Beta program sign-ups and pre-sales efforts are underway and interest in both is high,” said Jason Plotke, President and Chairman. “Fleet operators are looking for ways to reduce operating costs, extend vehicle life and reduce their carbon impact, and EchoDrive offers a unique and cost-effective bolt-on solution that makes it easy to improve fuel efficiency and support green initiatives without requiring a new vehicle purchase or the installation of costly infrastructure.”

Key Q3 Highlights:

  EchoDrive featured at GE Vehicle Innovation Center, provided training workshops to GE representatives to demonstrate its full range of capabilities and showcase to GE fleet customers;

  Continued education and marketing efforts in anticipation of EchoDrive commercial rollout through participation at the Greater Indiana Clean Cities Coalition’s Fourth Annual Greening Your Fleet conference.

Most recently, Echo Automotive participated in the Ride and Drive event at the HTUF Annual Meeting in Chicago, which provided attendees an opportunity to test-drive the EchoDrive demonstration vehicle. The Company also exhibited at the 6th Annual Green Fleet Conference & Expo in Phoenix, the largest gathering of fleet professionals interested in greening and improving fleet efficiency.

“Through venues such as the GE Vehicle Innovation Center and the HTUF Ride and Drive, we have had the opportunity to put people behind the wheel of our demonstration vehicle and showcase our EchoDrive solution and the value it brings to the market. The response we have received at these interactive events and in conversations at key industry events such as Green Fleet and Clean Cities has been tremendous,” added Amy Dobrikova, Vice President of Sales and Business Development.

Echo Automotive’s initial target market application for EchoDrive is the Ford E-Series fleet, which holds an approximate 80% market share in the full-size van category and since 1980 it has been the best-selling full-size van in America. With approximately 80,000 of these vehicles in the commercial fleet market registered in 2012 alone, and close to 600,000 since 2007, this represents a multi-billion dollar target market opportunity. Additional derivatives of EchoDrive will support other makes and models of fleet vehicles, thus increasing the broader market opportunity.

Additional details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information, visit our website at: www.echoautomotive.com.

About Echo Automotive, Inc. (OTCQB: ECAU)

Echo Automotive™ is a technology company that specializes in delivering cost-effective electrification products and solutions that are purpose-built to maximize fleet transportation efficiency and provide optimal return on investment. The key to Echo's strategy is the bolt-on nature of its solutions, which reduce operating costs and increase efficiency without affecting original vehicle operations. Additionally, Echo offers technology licensing, and consulting in design, energy storage, propulsion, conversions, and vehicle engineering. For more information, please visit www.echoautomotive.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, commercial rollout of EchoDrive™ system in mid-2014, target market, development of technologies and products, and business strategy. These forward-looking statements are made as of the date of this news release and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:
CONTACT:
David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel: 212-671-1020 x304
Email: ECAU@crescendo-ir.com
www.EchoAutomotive.com